Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Cheryl Scully (954) 769-7734 scullyc@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Announces Total Retail New Vehicle Unit Sales of 22,515 in April 2013

•	Total retail new vehicle unit sales in April 2013 increased 10% versus April 2012

•	AutoNation has been awarded a new Mercedes-Benz franchise in Tampa, Florida

•	AutoNation currently sells approximately 11% of the Mercedes-Benz vehicles in the United States
FORT LAUDERDALE, Fla., May 2, 2013 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its total retail new vehicle unit sales in April 2013, as reported to the applicable automotive manufacturers, were 22,515, an increase of 10% as compared to April 2012. Same-store retail new vehicle unit sales in April 2013 were 21,950, an increase of 7% as compared to April 2012. Total retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	7,588 for Domestic, up 20% versus April 2012,

•	10,853 for Import, up 5% versus April 2012, and

•	4,074 for Premium Luxury, up 5% versus April 2012.
There were 25 selling days in April 2013 compared to 24 selling days in April 2012. AutoNation expects to report May 2013 retail new vehicle unit sales on Tuesday, June 4, 2013.
New Mercedes-Benz Franchise
AutoNation also announced that Mercedes-Benz has awarded a new franchise to AutoNation in the Tampa, Florida market. The new franchise is subject to customary conditions, and the new Mercedes-Benz store to be constructed by AutoNation is expected to open in 2014. This will be AutoNation’s 18th Mercedes-Benz franchise.
Mr. Jackson, chairman and chief executive officer, stated, “We are pleased to expand our Mercedes-Benz representation by adding a new franchise in a key market where we don’t currently represent Mercedes-Benz. We are excited about the Mercedes-Benz product pipeline and to have the opportunity to offer Mercedes-Benz products to more of our customers.”

The information provided in this news release is based on sales reports provided by our stores to the applicable automotive manufacturers. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2012 and our subsequent Quarterly Reports on Form 10-Q, for additional information regarding our operations. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 263 new vehicle franchises, which sell 32 brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index. AutoNation is driven to be the best-run, most profitable automotive retailer.
Please visit investors.autonation.com, www.autonation.com, www.facebook.com/autonation, www.twitter.com/autonation, and www.twitter.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business and its results of operations.